Exhibit (a)(LLL)

Grand Chip Investment GmbH

Frankfurt am Main

Announcement pursuant to section 23 para. 1 sentence 1 no. 2 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz (WpÜG)) and regarding the fulfilment of Offer Conditions

THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD VIOLATE THE LAWS OF SUCH JURISDICTION

On 29 July 2016, Grand Chip Investment GmbH, with registered office in Frankfurt am Main, Germany (“Bidder”), published the offer document (the “Offer Document”) for its voluntary public takeover offer (“Takeover Offer”) to the shareholders of AIXTRON SE, with registered office in Herzogenrath, Germany (“AIXTRON”), for the acquisition of their no-par value registered shares (auf den Namen lautende Stückaktien) in AIXTRON (collectively, “AIXTRON Shares”), including all AIXTRON Shares represented by American Depositary Shares (“ADSs”), at the price of EUR 6.00 per tendered AIXTRON Share in cash. On 6 October 2016, the Bidder amended the Takeover Offer by publishing an amendment to the Takeover Offer (the “Amendment”) with respect to the minimum acceptance threshold set forth in Section 4.2.1 of the Offer Document.

As a result of the Amendment, the acceptance period for this Takeover Offer expired on 21 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively.

I.                                       Announcement pursuant to section 23 para. 1 sentence 1 no. 2 of the German Securities Acquisition and Takeover Act

As of the expiration of the acceptance period on 21 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, (“Reference Date”), respectively, AIXTRON’s share capital amounted to EUR 112,789,030.00 and was divided into 112,789,030 registered shares with no-par value (“AIXTRON Share Capital”).

1.                                     As of the Reference Date the Takeover Offer had been accepted for a total of 82,227,785 AIXTRON Shares. This corresponds to approximately 72.90 per cent of the AIXTRON Share Capital and the existing voting rights of AIXTRON.

2.                                     For the purpose of the minimum acceptance threshold as set out by the Bidder in the Amendment to the Takeover Offer this corresponds to an acceptance rate of 72.95 per cent. The minimum acceptance threshold as set out by the Bidder will be reached if, at the time of the expiration of the acceptance period, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn amounts to a total of at least 56,472,898 AIXTRON Shares (including the AIXTRON Shares represented by ADSs). This minimum acceptance threshold corresponds to an acceptance quota of at least 50.1 per cent of the total number of 112,720,355 AIXTRON Shares (including the AIXTRON Shares represented by ADSs) issued on the announcement date (23 May 2016).

3.                                     As of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act nor their subsidiaries directly held AIXTRON Shares. Moreover, as of the Reference Date, no further voting rights attached to AIXTRON Shares were attributed to the Bidder or persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act or their subsidiaries pursuant to section 30 of the German Securities Acquisition and Takeover Act.

4.                                     As of the Reference Date, neither the Bidder nor persons acting jointly with the Bidder within the meaning of section 2 para. 5 of the German Securities Acquisition and Takeover Act nor their subsidiaries held any voting rights with regard to AIXTRON that have to be announced pursuant to sections 25, 25a of the German Securities Trading Act (Wertpapierhandelsgesetz).

II.                                  Announcement regarding the fulfilment of Offer Conditions

In accordance with the Offer Document, the Takeover Offer and any contracts which come into existence as a result of the acceptance of the Takeover Offer, are subject to the conditions precedent specified in Section 4.2 of the Offer Document (as amended by the Amendment) (“Offer Conditions”), unless validly waived by the Bidder or already satisfied. The following sets forth the newly fulfilled Offer Conditions.

1.                                     At the time of the expiration of the acceptance period on 21 October 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively, the aggregate number of AIXTRON Shares (including AIXTRON Shares represented by ADSs) for which the Takeover Offer has been validly accepted without the acceptance having been validly withdrawn amounted to a total of 82,227,785 and was therefore higher than the minimum acceptance threshold of at least 56,472,898 AIXTRON Shares (including AIXTRON Shares represented by ADSs). Hence, the Offer Condition set out in Section 4.2.1 of the Offer Document (as amended by the Amendment) has been satisfied.

2.                                     On 20 October 2016, the trading day prior to the expiration of the acceptance period, (i) the closing quotation of the DAX, as determined by Deutsche Börse AG and as published on its internet website http://www.deutsche-boerse.com was at 10,701.39 and therefore was at or above 6,941.21, and (ii) the closing quotation of the TecDAX, as determined by Deutsche Börse AG and as published on its internet website http://www.deutsche-boerse.com was at 1,783.46 and therefore was at or above

1,167.37. Hence, the Offer Condition set out in Section 4.2.3 of the Offer Document (as amended by the Amendment) has been satisfied.

3.                                     From the date of publication of the Offer Document until the expiration of the acceptance period, other than to settle the issued and outstanding stock options which existed on the announcement date (23 May 2016) if and to the extent they are exercised, no capital increase in AIXTRON was resolved upon. Hence, the Offer Condition set out in Section 4.2.4 of the Offer Document (as amended by the Amendment) has been satisfied.

III.                             Additional acceptance period

Pursuant to section 16 para. 2 sentence 1 of the German Securities Acquisition and Takeover Act, all shareholders of AIXTRON that have not accepted the Takeover Offer up to now, may within two weeks after this publication accept the Takeover Offer for their AIXTRON Shares (including the AIXTRON Shares represented by ADSs), that is until 10 November 2016, 24:00 hrs local time Frankfurt am Main, Germany, and 6:00 p.m. local time New York, United States, respectively. Further information regarding the additional acceptance period can be found in Section 5.3 of the Offer Document in conjunction with Section 5 of the Amendment.

Frankfurt am Main, 27 October 2016

Grand Chip Investment GmbH

Important Information

This announcement pursuant to section 23 para. 1 sentence 1 no. 2 of the German Securities Acquisition and Takeover Act is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities. The Takeover Offer for the outstanding AIXTRON Shares (including AIXTRON Shares represented by ADSs) commenced on 29 July 2016. The terms and conditions of the Takeover Offer are published in, and the solicitation and offer to purchase AIXTRON Shares (including AIXTRON Shares represented by ADSs) are made only pursuant to, the Offer Document as approved by BaFin, the published Amendment thereto and related offer materials prepared by the Bidder. The English translation of the Offer Document, the published Amendment thereto and related offer materials have been filed with the U.S. Securities and Exchange Commission (the “SEC”) in a Tender Offer Statement on Schedule TO. AIXTRON filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Takeover Offer.

The Tender Offer Statement, including the Offer Document, the published Amendment thereto, a related letter of transmittal and other related offer materials, as they may be amended from time to time, contain important information that should be read carefully before any decision is made with respect to the Takeover Offer.

Those materials and other documents filed by the Bidder or AIXTRON with the SEC are available at no charge on the SEC’s website at www.sec.gov. In addition, the Bidder’s Tender Offer Statement and other documents it has filed or will file with the SEC are or will be available at www.grandchip-aixtron.com.